EXHIBIT 99.2

Fox & Hound Signs Tender Offer/Merger Agreement with Newcastle Partners and Steel Partners II

Levine Leichtman Capital Partners Merger Agreement Terminated

              Stockholders to Receive $16.30 in Cash Per Share

WICHITA, Kan., Feb. 2, 2006 (PRIMEZONE) -- Fox & Hound Restaurant Group (Nasdaq:FOXX) announced that it entered into a merger agreement with Newcastle Partners, L.P., Steel Partners II, L.P. and certain of their affiliates ("Newcastle/Steel") for the acquisition of all of the Company's outstanding common stock for an all cash price of $16.30 per share. The Company and affiliates of Levine Leichtman Capital Partners, Inc. ("LLCP") terminated their merger agreement. In accordance with the terms of the LLCP merger agreement, the Company paid LLCP a $5 million termination fee and reimbursed LLCP for $2 million of its expenses.

The Board of Directors unanimously approved the Newcastle/Steel merger agreement. Consummation of the tender offer is subject to customary closing conditions, including a majority of the Company's outstanding shares being tendered and not withdrawn and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The parties anticipate consummation of the tender offer in the first quarter of 2006, but there can be no assurance that the transaction can or will be completed by that time, if at all.

The Company has agreed in the merger agreement not to solicit alternative transactions. The Company may respond to certain unsolicited proposals and may terminate the merger agreement upon receipt of a superior proposal for an alternative transaction. Under certain circumstances, if the Company terminates the merger agreement for a superior proposal, the Company enters into an agreement with respect to an alternative transaction within 12 months following the termination of the merger agreement, a third party acquires a majority of the Company's common stock, or the Company withdraws or adversely modifies its recommendation of the offer, the Company will be required to pay a $5 million fee to Newcastle/Steel. In addition, the Company has agreed to reimburse Newcastle/Steel for its expenses in certain circumstances of up to $1 million.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. Our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, potential increases in food, alcohol, labor, and other operating costs, changes in competition, the inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, the effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Further information about the factors that might affect the Company's financial and other results is included in the Company's 10-K and 10-Q, filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT:  Fox & Hound Restaurant Group
          Jim Zielke
          (316) 201-4006